Exhibit 10.4

HIGHLY CONFIDENTIAL
April 30, 2018
Michelle Dipp, M.D.
c/o OvaScience, Inc.
9 Fourth Avenue
Waltham, Massachusetts 02451

RE:    Termination of Advisory Agreement
Dear Michelle:
You and OvaScience, Inc. (the “Company”) are parties to that certain Advisory Agreement governing your advisory services to the Company dated June 21, 2017 (as amended August 3, 2017) (the “Advisory Agreement”). We have agreed to terminate the Advisory Agreement in accordance with the terms set forth herein.
As further described herein, we agree to the following terms, which have been approved by our Board of Directors:

1.	Termination of the Advisory Agreement and Waiver of Retainer.
The Advisory Agreement and your advisory services to the Company will be terminated as of the date hereof. You acknowledge you have been fully paid for your services through December 31, 2017 in accordance with Section 1(c)(i) of the Advisory Agreement and that you agree to forego the $250,000 retainer due to you for the period beginning January 1, 2018 and ending December 31, 2018 under Section 1(c)(ii) of the Advisory Agreement.

2.	Waiver of Bonus Payment Under the Advisory Agreement.
You agree to waive the discretionary cash bonus for Fiscal 2017 based on your 2017 performance in the amount of up to $300,000 that you were entitled to under your employment agreement with the Company dated January 5, 2016 (the “Employment Agreement”) and that you continued to be eligible to receive under Section 1(c)(iv) of the Advisory Agreement.

3.	Option Vesting and Exercisability.
Notwithstanding anything set forth in the Advisory Agreement, all outstanding options granted to you prior to the date hereof set forth on Exhibit A hereto (the “Outstanding Options”), shall become 100% fully vested and shall remain exercisable until each Outstanding Option’s Expiration Date set forth on Exhibit A, and otherwise in accordance with their terms.

If this letter correctly sets forth your understanding regarding the termination of your Advisory Agreement with the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me.

Sincerely,
/s/ Chris Kroeger
Name: Chris Kroeger
Title: CEO

The foregoing correctly sets forth the terms regarding the termination of my Advisory Agreement with OvaScience, Inc. I am not relying on any representation other than those set forth above.
/s/ Michelle Dipp        April 30, 2018
Michelle Dipp, M.D.    Date

Exhibit A
Outstanding Options

Grant Date	Number of Shares	Exercise Price	Expiration Date
December 5, 2012	339,313	$7.80	December 4, 2022
June 13, 2014	23,724	$8.43	June 12, 2024
June 13, 2014	476,276	$8.43	June 12, 2024
December 9, 2014	200,000	$32.36	December 8, 2024
March 2, 2017	150,000	$1.49	March 2, 2027
June 21, 2017	133,505	$1.46	June 21, 2027
June 21, 2017	41,495	$1.46	June 21, 2027